Exhibit 99.1


                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1 under the Securities Exchange Act of 1934 as amended, each of the undersigned parties hereby agrees to file jointly the statement on Schedule 13D (including any amendments thereto) with respect to the Common Stock, par value $.01 per share, of Home Products International, Inc.

         It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

         It is understood and agreed that a copy of this joint filing agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, as filed on behalf of the parties hereto.

         Dated:  February 13, 2004




                                                        /s/ James R. Tennant
                                                        ------------------------
                                                        James R. Tennant


                                                        /s/ James E. Winslow
                                                        ------------------------
                                                        James E. Winslow